Exhibit 10.41

CDW

AMENDED AND RESTATED RESTRICTED DEBT UNIT PLAN

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TABLE OF CONTENTS

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CDW

AMENDED AND RESTATED RESTRICTED DEBT UNIT PLAN

WHEREAS, CDW LLC, an Illinois limited liability company (the “Company”), previously established the CDW Restricted Debt Unit Plan (the “Plan”) effective as of March 10, 2010;

WHEREAS, the Plan was established to provide benefits to key senior leaders of the Company and its subsidiaries that generally track the Fair Market Value (as defined in Section 2.8) of, and the associated interest earned with respect to, $28.5 million principal amount of Senior Subordinated Debt (as defined in Section 2.24);

WHEREAS, the Company’s parent, CDW Corporation, a Delaware corporation, has filed an S-1 registration statement in contemplation of an IPO registered public offering of its common stock (the “IPO”);

WHEREAS, a portion of the proceeds from the contemplated IPO will be used to redeem a portion of the Senior Subordinated Debt; and

WHEREAS, as a result of the anticipated redemption of a portion of the Senior Subordinated Debt, the Compensation Committee (as defined in Section 2.4), in consultation with the Company’s Chief Executive Officer and other members of senior management, has determined to amend the Plan in certain respects.

NOW, THEREFORE, the Company hereby amends and restates the Plan in its entirety as follows, which amendment and restatement shall take effect immediately prior to, and subject to, the consummation of the IPO:

SECTION 1

Establishment and Purpose

The Plan has been established to provide benefits to key senior leaders of the Company and its subsidiaries as part of an overall compensation package.

SECTION 2

Definitions

The following words and phrases as used in this Plan have the following meanings:

2.1	Beneficiary

Subject to such rules and procedures as may be adopted by the Company with respect to designating Beneficiaries, the term “Beneficiaries” means, in the following order of priority, (1) the Participant’s surviving spouse, (2) in the event the Participant is not married at the time of his or her death, the Participant’s surviving lineal descendants (on a pro rata basis), and (3) in the event the Participant is not survived by any lineal descendants, the Participant’s estate.

2.2	Board

The term “Board” means the Board of Directors of CDW Corporation.

2.3	Company

The term “Company” means CDW LLC, an Illinois limited liability company.

2.4	Compensation Committee

The term “Compensation Committee” means the Compensation Committee of the Board.

2.5	Debt Pool

The term “Debt Pool” means a hypothetical pool consisting of $28.5 million principal amount of the Senior Subordinated Debt, or Replacement Assets in accordance in Section 7.

2.6	Disability

The term “Disability” shall have the meaning assigned to such term in any written employment agreement with the Company, CDW Corporation or any of their respective subsidiaries or, in the absence of any such written employment agreement, shall mean the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the Participant’s duties and obligations to the Company, CDW Corporation or any of their respective subsidiaries or, if applicable based on the Participant’s position, to participate effectively and actively in the management of the Company, CDW Corporation or any of their respective subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve month period, as determined in the reasonable judgment of the Board. A Disability shall be deemed to have occurred on the date that either the Participant or the Participant’s personal representative or legal guardian, on the one hand, or the Company, on the other hand, provides notice to the other party of the satisfaction of each of the requirements to constitute a Disability set forth above or on such other date as the parties shall mutually agree.

2.7	Effective Date

The term “Effective Date” means March 10, 2010.

2.8	Fair Market Value

The “Fair Market Value” of any asset constituting cash or cash equivalents shall be equal to the amount of such cash or cash equivalents. The Fair Market Value of any asset constituting marketable securities shall be the average, over a period of 21 days consisting of the date of valuation and the 20 consecutive business days prior to that date, of the average of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization. The Fair Market Value of any assets other than cash, cash equivalents or marketable securities shall be the fair value of such assets, as determined in good faith by the Board, which determination shall take into account all relevant factors determinative of value (but without regard to any discounts for the lack of liquidity of such securities and minority discounts), including, without limitation, the application of the priority of distributions described in the Company’s Amended and Restated Limited Liability Agreement, any appraisal or other valuation of such assets by the Company or any party related to the Company. Upon written request of Participants holding at least a majority of the outstanding RDUs (i.e., excluding the Reserve Pool) within fifteen (15) days after receipt of the Board’s determination of Fair Market Value, the Board shall retain a qualified independent appraiser, mutually selected by the Company and the Participant holding the largest number of RDUs, to determine the Fair Market Value of any assets other than cash, cash equivalents or marketable securities. The determination of the appraiser shall be a final and binding determination of Fair Market Value.

2.9	First Retention Payment Date

The term “First Retention Payment Date” means the first date on or after the closing of the IPO on which any portion of the Senior Subordinated Debt is prepaid.

2.10	First Retention Pool

The term “First Retention Pool” means an amount equal to $7,500,000.

2.11	Interest Payment Date

The term “Interest Payment Date” means each April 15th and October 15th between January 2012 and the date of a Payment Event.

2.12	IPO

The term “IPO” means the initial public offering of CDW Corporation or the Company registered on Form S-1 (or any successor form under the Securities Act of 1933, as amended).

2.13	Maximum Amount

The term “Maximum Amount” means the maximum of 28,500 RDUs that may be issued under the Plan.

2.14	Participant

The term “Participant” means an officer who is participating in the Plan in accordance with Section 3.

2.15	Payment Event

The term “Payment Event” has the meaning ascribed to it in Section 4.2.

2.16	Plan

The term “Plan” means the CDW Restricted Debt Unit Plan as set forth herein and as it may be amended from time to time.

2.17	RDU

The term “RDU” means restricted debt unit, which represents the right to receive payments as provided in the Plan. The RDUs shall consist of a principal component and an interest component.

2.18	Replacement Assets

The term “Replacement Assets” has the meaning ascribed to it in Section 7.

2.19	Reserve Pool

The term “Reserve Pool” means those RDUs that, as of any particular date of determination, are not assigned or granted to any Participant, including previously granted RDUs that have been forfeited due to a Participant’s termination of employment or otherwise.

2.20	Sale of the Company

Subject to Section 10.11, the term “Sale of the Company” means any transaction or series of transactions pursuant to which any person(s) or a group of related persons (other than the Institutional Investors and their Affiliates) in the aggregate acquire(s) (1) at least 51% of the equity securities of CDW Corporation entitled to vote (other than voting rights accruing only in the event of a default, breach, event of noncompliance or other contingency) to elect members of the Board of Directors of CDW Corporation (whether by merger, consolidation, reorganization, combination, sale or transfer of CDW Corporation’s equity securities, unitholder or voting agreement, proxy power of attorney or otherwise) or (2) all or substantially all of CDW Corporation’s assets determined on a consolidated basis; provided, however, that an IPO shall not constitute a Sale of the Company. The terms Affiliates, Institutional Investors, and IPO shall have the same definition as in the CDW Holdings LLC Amended and Restated Limited Liability Company Agreement dated as of March 10, 2010.

2.21	Second Retention Payment Date

The term “Second Retention Payment Date” means the first payroll date for the Company following January 1, 2016, but in no event later than March 15, 2016.

2.22	Second Retention Pool

The term “Second Retention Pool” means an amount equal to $7,500,000, reduced by the sum of (i) the aggregate interest payments that accrued or were paid pursuant to Section 5 of the Plan after the First Retention Payment Date and prior to the Second Retention Payment Date and (ii) the present value, as determined by the Company in good faith, of the interest payments projected to be accrued or paid through October 12, 2017 pursuant to Section 5 of the Plan with respect to any portion of the Senior Subordinated Debt that remains outstanding as of the date of the Second Retention Payment Date.

2.23	Section 409A

The term “Section 409A” means Section 409A of the Internal Revenue Code, as amended.

2.24	Senior Subordinated Debt

The term “Senior Subordinated Debt” shall mean loans issued under and exchange notes issued in accordance with the terms of the Senior Subordinated Bridge Loan Agreement dated as of October 12, 2007, as amended and restated as of March 12, 2008 and as amended as of April 2, 2008 (as further amended, restated, supplemented or otherwise modified).

2.25	Taxes

The term “Taxes” shall have the meaning ascribed to it in Section 10.4.

2.26	Third Retention Pool

To the extent any portion of the Senior Subordinated Debt is prepaid on or after the Second Retention Payment Date and prior to a Payment Event, a “Third Retention Pool” shall be established in an amount equal to the interest that would have been paid with respect to such prepaid Senior Subordinated Debt, pursuant to Section 5, during the period beginning on the date of such prepayment and ending on October 12, 2017, if such portion of the Senior Subordinated Debt had not been prepaid.

SECTION 3

Participation

The Compensation Committee shall designate those officers who shall be Participants hereunder and the number of RDUs to be granted to each Participant. The number of RDUs available for issuance under the Plan shall not exceed the Maximum Amount. The Compensation Committee may make grants of RDUs only to the extent the total number of RDUs outstanding does not exceed the Maximum Amount.

SECTION 4

Principal Component

4.1	Description of Principal Component

(a)	General.

The principal component of a Participant’s RDUs will represent a fractional interest in the Fair Market Value of the Debt Pool. Each Participant’s fractional interest shall be determined by dividing such Participant’s number of RDUs by 28,500. Participants shall vest in the principal component of their RDUs according to the vesting rules set forth in Section 6.

(b)	Treatment of Unissued RDUs (Reserve Pool).

Immediately prior to December 31, 2014 or an earlier Payment Event, all RDUs in the Reserve Pool shall be allocated to Participants who are then employed with the Company, CDW Corporation or their respective subsidiaries pro rata according to each Participant’s number of RDUs at such time. All such allocated RDUs shall be fully vested immediately but the principal component of such RDUs shall be paid as provided in Section 4.2.

4.2	Payment Events

Payment of the principal component of a Participant’s vested RDUs shall be made upon the earlier of the following (the “Payment Events”):

(a)	October 12, 2017; or

(b)	A Sale of the Company that also is a change in control event for purposes of Section 409A; provided, however, that payments due upon a Sale of the Company shall be made no later than 20 calendar days following the Sale of the Company.

4.3	Payment Form

As determined by the Compensation Committee in good faith, payments under this Section 4 with respect to each Participant shall be made in cash in an amount equal to, or in unrestricted marketable securities that have been registered with the Securities and Exchange Commission and that have a Fair Market Value equal to, the Fair Market Value of each such Participant’s fractional interest in the principal component of the Debt Pool (calculated pursuant to Section 4.1).

SECTION 5

Interest Component

5.1	Description of Interest Component

(a)	General.

The interest component of a Participant’s RDUs shall consist of semi-annual cash payments equal to a pro rata share (based on number of RDUs held by a Participant) of the interest payable on the Debt Pool (which shall be the interest payable on the Senior Subordinated Debt, or, if Section 7 applies, the interest, dividend or other equivalent periodic payment on the Replacement Assets). Interest shall begin accruing on March 10, 2010, but shall be paid in accordance with Section 5.2 below.

(b)	Reserve Pool.

Interest attributable to RDUs held in the Reserve Pool shall be accumulated in the Reserve Pool. To the extent the Compensation Committee, in its sole discretion, has not allocated interest accumulated in the Reserve Pool in conjunction with an RDU grant, immediately prior to December 31, 2014 or an earlier Payment Event, such interest shall be allocated in the same manner as RDUs are allocated on that date pursuant to Section 4.1; provided, however, that if no RDUs remain in the Reserve Pool on that date, the unallocated previously accumulated interest attributable to earlier periods shall be allocated to Participants who are then employed with the Company, CDW Corporation or their respective subsidiaries pro rata according to each Participant’s number of RDUs held at such time.

5.2	Payment Timing

(a)	General.

Unless and until a Payment Event occurs, eligible Participants (as defined in Section 5.3) shall be paid their share of the interest component semi-

annually in the payroll periods that include the Interest Payment Dates; provided, however, that any and all interest payments payable through December 2011 shall accrue and be paid to eligible Participants in January 2012, subject to Section 5.3 herein. If a Payment Event occurs between Interest Payment Dates, Participants shall receive a pro rata interest payment for the period ending on the Payment Event date.

(b)	Reserve Pool.

Notwithstanding the foregoing, accumulated interest allocated to Participants pursuant to Section 5.1(b) shall be paid on the Payment Event.

5.3	Payment Eligibility

A Participant who is, on an Interest Payment Date, and has been continuously (except for any absences for vacation, leave, etc. in accordance with the policies of the Company, CDW Corporation or any of their respective subsidiaries) (a) employed by the Company, CDW Corporation or any of their respective subsidiaries or (b) serving as a member of the Board of Directors or Board of Managers of the Company, CDW Corporation or any of their respective subsidiaries (“Director”), through such Interest Payment Date, shall be eligible to receive payment of the interest component due on that date with respect to the vested and unvested RDUs that have been granted to that Participant. Subject to Section 9 and unless otherwise provided in a Participant’s RDU award agreement, if a Participant’s employment or service as a Director terminates for any reason, then (1) the Participant shall continue to receive interest component payments with respect to vested RDUs, and (2) the Participant’s right to receive interest component payments with respect to unvested RDUs shall terminate. Subject to Section 9 and unless otherwise provided in a Participant’s RDU award agreement, if a Participant’s employment or service as a Director terminates for any reason between Interest Payment Dates, that Participant shall receive a pro rata interest payment with regard to unvested RDUs for the period ending on the date of that Participant’s termination from employment.

Subject to Section 9 and unless otherwise provided in a Participant’s RDU award agreement: (1) a Participant who is, on December 31, 2011, and has been continuously (except for any absences for vacation, leave, etc. in accordance with the Company’s or any of its subsidiaries’ policies) (a) employed by the Company or any of its subsidiaries, or (b) serving as a Director), through December 31, 2011, shall be eligible to receive payment of the interest that has accrued on that Participant’s vested and unvested RDUs pursuant to Section 5.2(a); and (2) if a Participant’s employment or service as a Director terminates for any reason on or before December 31, 2011, that Participant shall forfeit the right to any interest that has accrued pursuant to Section 5.2(a).

5.4	Payment Form

Payment of the interest component shall be in cash or such other form of periodic payments or distributions (if any) associated with Replacement Assets as provided in Section 7.

SECTION 6

Vesting

A Participant becomes vested in his or her RDUs according to the vesting schedule in the Participant’s RDU award agreement. Unless otherwise provided in the Participant’s RDU award agreement, immediately following a Participant’s termination of employment or service as a Director, any unvested RDUs (and any interest payments associated with those RDUs pursuant to Section 5 following the date of termination) shall be forfeited and all forfeited RDUs shall be returned to the Reserve Pool.

SECTION 7

Impact of Restructuring, Recapitalization, Refinancing and Prepayment

If a restructuring, recapitalization or refinancing with regard to the entire tranche of Senior Subordinated Debt (or with regard to only a portion of the Senior Subordinated Debt but on a pro rata basis across the entire tranche of Senior Subordinated Debt) occurs in a manner that does not trigger a Payment Event, the Debt Pool (or the equivalent pro rata portion of the Debt Pool if such transaction is with regard to less than the entire tranche), shall be deemed to be replaced with a hypothetical pool of assets equivalent to the assets that would be received by the holders of $28.5 million principal amount of Senior Subordinated Debt (the “Replacement Assets”), and Participants shall be eligible to receive (i) periodic payments with respect to such pool equivalent to the interest, dividends or other periodic payments associated with the Replacement Assets, which amounts shall be payable at the time specified in Section 5.2, and (ii) upon a Payment Event, an amount equal to the Fair Market Value of such Replacement Assets as of the date of such Payment Event.

If the Company’s Senior Subordinated Debt (or the Replacement Assets) is prepaid (i.e., the Senior Subordinated Debt is paid off using available cash and not replaced with alternative indebtedness or equity) in full or prepaid in part on a pro rata basis across the entire tranche of Senior Subordinated Debt, the Debt Pool or Replacement Assets, as the case may be, shall be deemed to be replaced (in whole or, in the case of a partial pro rata prepayment, on an equivalent pro rata basis) with cash equal to the amount of such prepayment: provided that any prepayment premium that would be associated with the $28.5 million principal amount of Senior Subordinated Debt (or the Replacement Assets) shall be treated as principal hereunder and shall be allocated pro rata according to each Participant’s number of RDUs and paid on a Payment Event.

For the avoidance of doubt, in the event of any transaction constituting a prepayment, or an exchange or similar transaction, in each case with regard to only a portion of the Senior Subordinated Debt and that is on a non-pro rata basis, there shall be no change to the Debt Pool.

If at any time the holders of the Company’s Senior Subordinated Debt (or the Replacement Assets) shall have the right, but not the obligation, to cause such Senior Subordinated Debt (or Replacement Assets) to be redeemed or sold in a transaction with an unrelated party, the Compensation Committee shall determine, in good faith, whether and to what extent it shall be in the best interests of the Participants to have the hypothetical assets in the Debt Pool or the Replacement Assets be deemed to have been sold or redeemed in such transaction, with any such deemed proceeds being paid to the Participants or reinvested on the Participants’ behalf in accordance with clauses (a) and (b) above. Any such Compensation Committee determination shall be made simultaneously with the actual consummation of the relevant transaction.

With respect to the portion of the Company’s Senior Subordinated Debt that is prepaid after the IPO, the interest component of each Participant’s RDUs that accrued prior to the date of such prepayment shall be paid on the first Interest Payment Date to occur after the date of such prepayment. Pursuant to the discretion reserved by the Compensation Committee, no additional interest shall accrue on the cash amount that is allocated to Participants pursuant to this Section 7 upon the prepayment of the Company’s Senior Subordinated Debt, whether such prepayment occurs in connection with the IPO or thereafter.

SECTION 8

Retention Payments

8.1	First Retention Pool

As of the First Retention Payment Date, the First Retention Pool shall be allocated to Participants who are then employed by the Company, CDW Corporation or their respective subsidiaries pro rata according to the number of RDUs held by each Participant who is eligible to receive an allocation under this Section 8.1, and the amount so allocated to each such Participant shall be paid in a lump sum cash payment not later than 30 days after the First Retention Payment Date.

8.2	Second Retention Pool

As of December 31, 2015, the Second Retention Pool shall be allocated to Participants who are then employed by the Company, CDW Corporation or their respective subsidiaries pro rata according to the number of RDUs held by each Participant who is eligible to receive an allocation under this Section 8.2, and the amount so allocated to each such Participant shall be paid in a lump sum cash payment on the Second Retention Payment Date.

8.3	Third Retention Pool

If any portion of the Company’s Senior Subordinated Debt is prepaid on or after the Second Retention Payment Date and prior to a Payment Event, a Third Retention Pool shall be established and shall be allocated to all Participants pro rata according to the number of RDUs that were held by each Participant as of the Second Retention Payment Date, and the amount so allocated to each such Participant shall be paid during the 2017 calendar year; provided that upon a Sale of the Company, any unpaid installments shall be paid in a lump such cash payment within 30 days after such Sale of the Company.

SECTION 9

Forfeiture and Recoupment

In the event of Wrongful Conduct (as defined in the Participant’s RDU award agreement), (1) all RDUs held by a Participant (whether or not vested, and including any interest payments not yet paid pursuant to Section 5.2) shall automatically be cancelled without any consideration paid therefor and without further action on the part of the Company; and (2) the Participant shall repay to the Company any amounts paid to the Participant with respect to the RDUs (including without limitation payments pursuant to the interest component described in Section 5) at any time during the 24-month period prior to the Participant’s termination of employment and at any time after the Participant’s termination of employment. A Participant may only accept an RDU grant if the Participant consents to and authorizes the Company, CDW Corporation and their respective subsidiaries to deduct from any amounts payable to the Participant by the Company, CDW Corporation or their respective subsidiaries, any amounts the Participant owes under this Section (subject to any restrictions set forth in Section 409A).

SECTION 10

Other Terms and Conditions

10.1	Administration

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed in the Compensation Committee. The Compensation Committee shall have the powers set forth in the Plan and the complete discretionary power to interpret its provisions. Any decisions of the Compensation Committee shall be final and binding on all persons with regard to the Plan.

10.2	Amendment and Termination of the Plan

The Board or the Compensation Committee may amend, modify or terminate the Plan at any time for any reason, with or without advance notice; provided, however, that a Participant’s RDU award agreement shall not be amended, modified or terminated without the written consent of the Participant; provided, further, that the Plan shall not be amended, modified or terminated in any manner adverse to the Participants as a group without the written consent of Participants (1) holding more than two-thirds of the outstanding RDUs (i.e., excluding the Reserve Pool) and (2) representing at least a majority of the Participants under the Plan, provided, however, that no consideration was provided in connection with the consent or in replacement or partial replacement of the benefits under the Plan unless provided to all Participants ratably; and provided, further, that the Plan shall not be amended, modified or terminated in any manner adverse to a Participant that is discriminatory as compared to the other Participants without the written consent of such Participant. For purposes of the foregoing, if a Participant is deceased, his or her Beneficiaries shall collectively vote in place of the deceased Participant. No amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury regulations section 1.409A-3(j)(4), nor may any amendment permit a subsequent deferral unless such amendment complies with the requirements of Treasury regulations section 1.409A-2(b).

10.3	Payments to Beneficiaries

In the event of the death of a Participant prior to the date of payment in full of any portion of a principal or interest component due to the Participant hereunder, any amounts payable in connection with this Plan shall thereafter be made to the Participant’s Beneficiaries.

10.4	Withholding

The Company, CDW Corporation or their respective subsidiaries may withhold from any and all amounts payable under this Plan or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation (“Taxes”). In the event that any RDU or interest payment is settled or paid in property other than cash, as a condition to the receipt of such payment the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), an amount sufficient to satisfy any Taxes; provided, however, that payments under Section 4.3 that are made in marketable securities shall be eligible for net settlement to satisfy any Taxes with respect to such payments.

10.5	Funding

The Company’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan.

10.6	Expenses

The Company shall bear all expenses incurred by it in administering the Plan but shall not be responsible for taxes or other expenses incurred by Participants related to the Plan.

10.7	No Obligation

Neither the Plan nor any RDU granted hereunder shall create any obligation on the part of the Company to continue any other award plans or policies or to establish or continue any other programs, plans or policies of any kind. Neither the Plan nor any RDU grant made pursuant to the Plan shall give any Participant or other employee any right with respect to continuation of employment by the Company or by any subsidiary or affiliate, nor shall there be a limitation in any way on the right of the Company or any subsidiary or affiliate by which a Participant is employed to terminate such Participant’s employment at any time for any reason whatsoever, nor shall the Plan nor any RDU grant made hereunder create a contract of employment.

10.8	No Assignment; Resolution of Disputes

No right or interest in any RDU granted under the Plan shall be assignable or transferable, except to Beneficiaries as permitted under the Plan, and no right or interest of any Participant in any RDU granted hereunder shall be subject to any lien, claim, encumbrance, obligation or liability of such Participant. The foregoing shall also apply to the creation, assignment or recognition of a right to any benefit payable pursuant to a domestic relations order, unless such order meets the requirements of Section 414(p)(1)(B) of the Internal Revenue Code as determined by the Compensation Committee. Any payments required under the Plan during a Participant’s lifetime shall be made only to the Participant. In the event any conflicting demands are made upon the Company with respect to any payments due as a result of the Plan, provided that the Company shall not have received prior written notice that said conflicting demands have been finally settled by court adjudication, arbitration, joint order or otherwise, the Company shall pay to the Participant or Beneficiaries any and all amounts it determines to be due hereunder and thereupon the Company shall stand fully relieved and discharged of any further duties or liabilities under the Plan.

10.9	Severability

In the event that any provisions of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.10	Legal Document

This Plan constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing, presentation or representation, whether written or oral, inconsistent with its terms.

10.11	Section 409A

Payments under the Plan shall be treated as exempt from or compliant with Section 409A to the maximum extent possible. To the extent payments under the Plan are subject to the provisions of Section 409A, the Plan shall at all times be interpreted and administered so that it is consistent with Section 409A notwithstanding any provision of the Plan to the contrary. To the extent that any provision in the Plan is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under the Plan shall not incur any additional tax within the meaning of Section 409A(a)(1)(B). The amendment and restatement of this Plan is not intended to change the timing of any payment that is subject to Section 409A, and the Plan shall be construed in accordance with such intent. Accordingly, and notwithstanding any provision of the Plan to the contrary, if the Plan would fail to comply with Section 409A, then the Compensation Committee shall be empowered to take in good faith any actions necessary so as to administer the Plan in good faith compliance with Section 409A. In no event shall the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed in the Participant by Section 409A or damages for failing to comply with Section 409A.

10.12	Governing Law, Venue, Waiver of Jury Trial

The Plan and all actions taken in connection herewith shall be governed and construed in accordance with the substantive laws of the State of Illinois (regardless of the law that might otherwise govern under any state’s conflict of laws principles). Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in state or Federal District Court in the city of Chicago, Illinois. NO PARTICIPANT SHALL BE ENTITLED TO THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS PLAN OR THE MATTERS CONTEMPLATED HEREBY.